                                                                     Exhibit (a)

                            ARTICLES OF INCORPORATION

                                       OF

                        VALUE LINE CONVERTIBLE FUND, INC.

      FIRST: The undersigned, PETER D. LOWENSTEIN, whose post office address is 711 Third Avenue, New York, N.Y. 10017, being at least eighteen years of age, under and by virtue of the General Laws of the State of Maryland authorizing the formation of corporations, is acting as sole incorporator with the intention of forming a corporation.

      SECOND: The name of the corporation is VALUE LINE CONVERTIBLE FUND, INC. (the "Corporation").

      THIRD: The duration of the Corporation shall be perpetual.

      FOURTH: The purpose for which the Corporation is formed and the business or objects to be transacted, carried on and promoted by it, is to act as an open-end investment company of the management type registered as such with the Securities and Exchange Commission pursuant to the Investment Company Act of 1940 (the "1940 Act") and to exercise and generally to enjoy all of the powers, rights and privileges granted to, or conferred upon, corporations by the General Laws of the State of Maryland now or hereafter in force.

      FIFTH: (1) The post office address of the place of the principal office of the Corporation within the State of Maryland is 929 North Howard Street, Baltimore, Maryland 21201, c/o The Prentice-Hall Corporation System, Maryland.

            (2) The Corporation's resident agent within the State of Maryland is The Prentice-Hall Corporation System, Maryland, whose post office address is 929 North Howard Street, Baltimore, Maryland 21201. Said resident agent is a corporation of the State of Maryland.

      SIXTH: (1) The total number of shares of capital stock which the Corporation shall have authority to issue is fifty million (50,000,000) shares, $1.00 par value, all of one class having an aggregate par value of fifty million dollars ($50,000,000).

            (2) On each matter submitted to a vote of the shareholders, each holder of shares shall be entitled to one vote for each share standing in his name on the books of the Corporation. Any fractional share, if any such fractional shares are outstanding, shall carry proportionately all the rights of a whole share, including the right to vote and the right to receive dividends. The presence in person or by proxy of the holders of record of one-third of the shares of capital stock of the Corporation outstanding and entitled to vote thereat shall constitute a quorum at any meeting of the shareholders, except as otherwise provided by law. If at any meeting of the shareholders there shall be less than a quorum present, the shareholders present at such meeting may, without further notice, adjourn the same from time to time until a quorum shall attend, but no business shall be transacted at any such adjourned meeting except such as might have been lawfully transacted had the meeting not been adjourned.

            (3) All shares of the capital stock of the Corporation now or hereafter authorized shall be subject to redemption and redeemable, in the sense used in the General Corporation Law of the State of Maryland authorizing the formation of corporations, at the redemption price for any such shares, determined in the manner set out in these Articles of Incorporation or in any amendment thereto. In the absence of any specification as to the purposes for which shares of the capital stock of the Corporation are redeemed or purchased by it, all shares so redeemed or purchased shall be deemed to be acquired for retirement in the sense contemplated by the laws of the State of Maryland and the number of the authorized shares of the capital stock of the Corporation shall not be reduced by the number of any shares redeemed or purchased by it.

            (4) Notwithstanding any provision of law requiring any action to be taken or authorized by the affirmative vote of the holders of a designated proportion greater than a majority of the shares or votes entitled to be cast, such action shall be effective and valid if taken or authorized by the affirmative vote of the holders of a majority of the total number of shares outstanding and entitled to vote thereon pursuant to the provisions of these Articles of Incorporation. The right to cummulate votes in the election of directors is expressly prohibited.

            (5) No holder of stock of the Corporation shall, as such holder, have any right to purchase or subscribe for any shares of the capital stock of the Corporation which it may issue or sell (whether out of the number of shares authorized by these Articles of Incorporation, or out of any shares of the capital stock of the Corporation acquired by it after the issue thereof, or otherwise) other than such right, if any, as the Board of Directors, in its discretion, may determine.

            (6) All persons who shall acquire stock in the corporation shall acquire the same subject to the provisions of these Articles of Incorporation.

      SEVENTH: (1) The number of directors constituting the Board of Directors shall be three, which number may be changed in accordance with the By-Laws of the Corporation but shall never be less than the number prescribed by the General Corporation Law. The names of the persons who shall act as directors until the first annual meeting of the Corporation and until their successors have been duly chosen and qualified are:

                        Thomas J. Sexton
                        Mark K. Tavel
                        Peter D. Lowenstein

            (2) The By-Laws of the Corporation may divide the Directors of the Corporation into classes and prescribe the tenure of office of the several classes, but no class shall be elected for a period shorter than that from the time of the election following the division into classes until the next annual meeting and thereafter for a period shorter than the interval between annual meetings or for a longer period than five years, and the term of office of at least one class shall expire each year.

            (3) Any officer elected or appointed by the Board of Directors or by any committee of said Board or by the stockholders or otherwise, may be removed at any time with or without cause, in such lawful manner as may be provided in the By-Laws of the Corporation.

            (4) If the By-Laws so provide, the Board of Directors of the Corporation shall have power to hold their meetings, to have an office or offices and, subject to the provisions of the laws of Maryland, to keep the books of the Corporation outside of said State at such places as may from time to time be designated by them.

            (5) In addition to the powers and authority hereinbefore or by statute expressly conferred upon them, the Board of Directors may exercise all such powers and do all acts and things as may be exercised or done by the Corporation, subject, nevertheless, to the express provisions of the laws of Maryland, of these Articles of Incorporation and of the By-Laws of the Corporation.

            (6) Shares of stock in other corporations shall be voted by the President or a Vice-President, or such officer or officers of the Corporation or such other person or persons as the Board of Directors shall designate for the purpose, or by proxy or proxies thereunto duly authorized by the Board of Directors, except as otherwise ordered by vote of the holders of a majority of the shares of capital stock of the Corporation outstanding and entitled to vote in respect thereto.

            (7) Except as may otherwise be provided in the By-Laws, the Board of Directors of the Corporation is expressly authorized to make, alter, amend and repeal By-Laws or to adopt new By-Laws of the Corporation, without any action on the part of the shareholders; but the By-Laws made by the Board of Directors and the power so conferred may be altered or repealed by the shareholders.

      EIGHTH: The following provisions are hereby adopted for the purpose of defining and regulating the powers of the Corporation and of the Directors and stockholders.

                  SECTION I: ISSUE OF THE CORPORATION'S SHARES

      1.01 General. The Board of Directors may from time to time issue and sell or cause to be issued or sold any of the Corporation's authorized shares, including any additional shares hereafter authorized and any shares redeemed or repurchased by the Corporation, except that only shares previously contracted to be sold may be issued during any period when the determination of net asset value is suspended pursuant to the provisions of Section III hereof. All such authorized shares, when issued in accordance with the terms of this Section I, shall be fully paid and nonassessable.

      1.02 Price. No shares of the Corporation shall be issued or sold by the Corporation, except as a stock dividend distributed to shareholders, for less than an amount which would result in proceeds to the Corporation, before taxes payable by the Corporation in connection with such transactions, of at least the net asset value per share determined as set forth in Section III hereof as of such time as the Board of Directors shall have by resolution theretofore prescribed by not earlier than the close of business on the business day (which term, as used herein, shall mean a day on which the New York Stock Exchange is open all or part of the day for unrestricted trading) next preceding the date of receipt of an unconditional purchase order for such shares. In the absence of a resolution of the Board of Directors applicable to the transaction, such net asset value shall be that next determined after receipt of such purchase order. For this purpose, the time of receipt of such an unconditional order shall be the time it is first received by the principal underwriter or by the custodian or depository of the Corporation's assets or by another agent of the Corporation designated for the purpose.

      1.03 On Merger or Consolidation. In connection with the acquisition of all or substantially all the assets or stock of another investment company or investment trust, the Board of Directors may issue or cause to be issued shares of the Corporation and accept in payment therefor, in lieu of cash, such assets at their market value, or such stock at the value of the assets held by such investment company or investment trust as determined by the Board of Directors either with or without adjustment for contingent costs or liabili-ties, provided that the funds of the Corporation are permitted by law to be invested in such assets or stock.

      1.04 Fractional Shares. The Board of Directors may issue and sell fractions of shares having pro rata all the rights of full shares, including without limitation, the right to vote and to receive dividends.

                    SECTION II: REDEMPTION AND REPURCHASE OF
                            THE CORPORATION'S SHARES

      2.01 Redemption of Shares. The Corporation shall redeem its shares, subject to the conditions and at the price determined as hereinafter set forth, upon proper application of the record holder thereof at such office or agency as may be designated from time to time for that purpose by the Board of Directors. Any such application must be accompanied by the certificate or certificates, if any, evidencing such shares, duly endorsed or accompanied by a proper instrument of transfer. The Board of Directors shall have power to determine from time to time the form and the other accompanying documents which shall be necessary to constitute a proper application for redemption.

      2.02 Price. Such shares shall be redeemed at their net asset value determined as set forth in Section II hereof as of such time as the Board of Directors shall have theretofore prescribed by resolution, which time shall not be later than the close of business on the next business day succeeding, and not earlier than the close of business on the next business day preceding, the date on which proper application is made for redemption. In the absence of such resolution, the redemption price of shares deposited shall be the net asset value of such shares next determined as set forth in Section III hereof after receipt of such application.

      2.03 Payment. Payment for such shares shall be made to the shareholders of record within seven days after the date upon which proper application is received, subject to the provisions of Section 2.04 hereof. Such payment shall be made in cash or other assets of the Corporation or both, as the Board of Directors shall prescribe. For the purposes of such payment for shares redeemed, the value of assets delivered shall be determined as set forth in Section III hereof as of the same time as of which the per share net asset value of such shares is determined.

      2.04 Effect of Suspension of Determination of Net Asset Value. If, pursuant to Section 3.03 hereof, the Board of Directors shall declare a suspension of the determination of net asset value, the rights of shareholders (including those who shall have applied for redemption pursuant to Section 2.01 hereof, but who shall not yet have received payment) to have shares redeemed and paid for by the

Corporation shall be suspended until the termination of such suspension is declared. Any record holder whose redemption right is so suspended may, during the period of such suspension, by appropriate written notice of revocation to the office or agency where application was made, revoke his application and withdraw any share certificates which accompanied such application. The redemption price of shares for which redemption applications have not been revoked shall be the net asset value of such shares next determined as set forth in Section III after the termination of such suspension, and payment shall be made within seven days after the date upon which the application was made plus the period after such application during which the determination of net asset value was suspended.

      2.05 Repurchase by Agreement. The Corporation may repurchase shares of the Corporation directly, or through its principal underwriter or other agent designated for the purpose, by agreement with the owner thereof at a price not exceeding the net asset value per share determined as of the time when the purchase or contract of purchase is made or the net asset value as of any time which may be later determined pursuant to Section III hereof, provided payment is not made for the shares prior to the time as which such net asset value is determined.

      2.06 Corporation's Option to Redeem Shares.

            (a) The Corporation shall have the right at any time and without prior notice to the shareholder to redeem all shares in any account for their then current net asset value per share if all shares in the account have an aggregate net asset value of less than $1,000, or such lesser amount as the Board of Directors may from time to time determine.

            (b) The Corporation shall have the right at any time and without prior notice to the shareholder to redeem shares in any account for their then current net asset value per share if and to the extent it shall be necessary to reimburse the Corporation for any loss sustained by the Corporation by reason of the failure of the shareholder in whose name such account is registered to make full payment for shares of the Corporation purchased by such shareholder.

                     SECTION III: NET ASSET VALUE OF SHARES

      3.01 By Whom Determined. The Board of Directors shall have the power and duty to determine from time to time the net asset value per share of the outstanding shares of the Corporation. It may delegate such power and duty to one or more of the directors and officers of the Corporation, to the custodian or depository of the Corporation's assets, or to another agent of the Corporation appointed for such purpose. Any determination made pursuant to this Section by the Board of Directors or its delegate shall be binding on all parties concerned.

      3.02 When Determined. The net asset value shall be determined at such times as the Board of Directors shall prescribe by resolution, provided that such net asset value shall be determined at least once each week as of the close of business on a business day. In the absence of a resolution of the Board of Directors, the net asset value shall be determined as of the close of trading on the New York Stock Exchange on each business day.

      3.03 Suspension of Determination of Net Asset Value. The Board of Directors may declare a suspension of the determination of net asset value for the whole or any part of any period (a) during which the New York Stock Exchange is closed, other than customary weekend and holiday closings, (b) during which trading on the New York Stock Exchange is restricted, (c) during which an emergency exists as a result of which disposal by the Corporation of securities owned by it is not reasonably practicable or it is not reasonably practicable for the Corporation fairly to determine the value of its net assets, or (d) during which a governmental body having jurisdiction over the Corporation may by order permit for the protection of the security holders of the Corporation. Such suspension shall take effect at such time as the Board of Directors shall specify, which shall not be later than the close of business on the business day next following the declaration, and thereafter there shall be no determination of net asset value until the Board of Directors shall declare the suspension at the end, except that the suspension shall terminate in any event on the first day on which (a) the condition giving rise to the suspension shall have ceased to exist, and (b) no other condition exists under which suspension is authorized under this Section 3.03. Each declaration by the Board of Directors pursuant to this Section 3.03 shall be consistent with such rules and regulations, if any, relating to the subject matter thereof as shall have been promulgated by the Securities and Exchange Commission or any other governmental body having jurisdiction over the Corporation and as shall be in effect at the time. To the extent not inconsistent with such official rules and regulations, the determination of the Board of Directors shall be conclusive.

      3.04 Computation of Per Share Net Asset Value. The net asset value of each share as of any particular time shall be the quotient obtained by dividing the value of the net assets of the Corporation by the total number of shares outstanding.

      3.05 Miscellaneous. For the purposes of Section III:

            (a) Shares of the Corporation sold shall be deemed to be outstanding as of the time an unconditional purchase order therefor has been received by the Corporation (directly or through one of its agents) or by one of its underwriters and the sale price in currency has been determined. When the sale is reported to the Corporation or to its agent for determining net asset value, the sale price thereof to the Corporation (less commission, if any, and less any stamp or other tax payable by the Corporation in connection with issue and sale thereof) shall thereupon be deemed to be an asset of the Corporation.

            (b) Shares of the Corporation for which an application for redemption has been made or which are subject to repurchase by the Corporation shall be deemed to be outstanding up to and including the time as of which the redemption or repurchase price is determined. After such time, they shall be deemed to be no longer outstanding and the price until paid shall be deemed to be a liability of the Corporation.

            (c) Funds on deposit and contractual obligations payable to the Corporation in foreign currency and liabilities and contractual obligations payable by the Corporation in foreign currency shall be taken at the current rate of exchange as nearly as practicable at the time as of which the net asset value is computed.

                            SECTION IV: MISCELLANEOUS

      4.01 Inspection of Corporation's Books. The Board of Directors shall have power from time to time to determine whether and to what extent, and at what times and places and under what conditions and regulations, the accounts and books of the Corporation (other than the stock ledger) or any of them shall be open to the inspection of shareholders; and no shareholder shall have any right of inspecting any account, book or document of the Corporation except as at the time conferred by statute, unless authorized by a resolution of the shareholders or the Board of Directors.

      4.02 Name. The Corporation acknowledges that it is utilizing its corporate name pursuant to contract with Value Line, Inc., a New York corporation, and that Value Line, Inc. reserves the right to withdraw its permission to utilize such name upon the expiration of any such contract or successor contract, and further agrees that Value Line, Inc. reserves to itself and any successor to its business the right to grant and withdraw the nonexclusive right to use the name "Value Line" or any similar name to any other corporation or entity, including, but not limited to, any investment company of which Value Line, Inc. or any subsidiary or affiliate thereof, or any successor to the business of any thereof, shall be the investment advisor.

      4.03 Contracts. The Board of directors may, in its discretion from time to time, authorize the Corporation to enter into any con-tract with any corporation, firm, trust or association in which any director, officer or employee of this Corporation may be an officer, director, employee or shareholder of such other party to the contract, and no such contract shall be invalidated or rendered voidable by reason of the existence of any such relationship.

      NINTH: The Corporation reserves the right from time to time to make any amendment of these Articles of Incorporation, now or hereafter authorized by law, including any amendment which alters contract rights, as expressly set forth in these Articles of Incorporation, of any outstanding share. Any amendment to these Articles of Incorporation may be adopted at either an annual or special meeting of the shareholders upon receiving an affirmative majority vote of all outstanding shares.

      IN WITNESS WHEREOF, the undersigned incorporator of Value Line Convertible Fund, Inc., who executed the foregoing Articles of Incorporation, hereby acknowledges that, to the best of his knowledge, the matters and facts set forth therein are true in all material respects under the penalties of perjury.

      Dated the 1st day of March, 1985.


                                        /s/ Peter D. Lowenstein
                                    -----------------------------
                                            Peter D. Lowenstein